The information in the preliminary pricing supplement, as amended by this amendment, is not complete and may be changed. The preliminary pricing supplement, as amended by this amendment, is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-236659 and 333-236659-01

Subject to Completion. Dated January 19, 2021.

Amendment No. 1 to the Preliminary Pricing Supplement dated January 15, 2021 to the Prospectus and Prospectus Supplement, each dated April 8, 2020, the Underlying Supplement No. 1-II dated November 4, 2020 and the Product Supplement No. 4-II dated November 4, 2020

JPMorgan Chase Financial Company LLC

Medium-Term Notes, Series A
$
Capped Buffered Enhanced Participation Equity Notes due 2022

(Linked to the MSCI EAFE® Index)

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the preliminary pricing supplement dated January 15, 2021 related to the notes referred to above with the CUSIP and ISIN referred to below (the “preliminary pricing supplement”), the determination date and the stated maturity date for the notes are set forth below:

Determination date: May 19, 2022, subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” on page PS-46 of the accompanying product supplement

Stated maturity date: May 23, 2022, subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” on page PS-46 of the accompanying product supplement. The accompanying product supplement refers to the stated maturity date as the “maturity date.”

In addition, the second sentence of the first paragraph on the front cover of the preliminary pricing supplement is deemed to be replaced in its entirety by the following sentence:

“The amount that you will be paid on your notes on the stated maturity date (May 23, 2022, subject to adjustment) is based on the performance of the MSCI EAFE® Index (which we refer to as the underlier) as measured from and including the trade date (on or about January 20, 2021) to and including the determination date (May 19, 2022, subject to adjustment).”

CUSIP no.: 48132RKV1

ISIN no.: US48132RKV14

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Risk Factors” on page S-2 of the accompanying prospectus supplement, “Risk Factors” on page PS-12 of the accompanying product supplement, “Risk Factors” on page US-3 of the accompanying underlying supplement and “Selected Risk Factors” on page PS-12 of the preliminary pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this amendment, the preliminary pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

•	Preliminary Pricing Supplement dated January 15, 2021:

http://www.sec.gov/Archives/edgar/data/19617/000121390021002513/s129818_424b2.htm

•	Product supplement no. 4-II dated November 4, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf

•	Underlying supplement no. 1-II dated November 4, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf

•	Prospectus supplement and prospectus, each dated April 8, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Amendment No. 1 dated January 19, 2021